Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports first quarter 2022 financial results
•Record first quarter net sales of $4.3 billion, 11% higher than prior year
•Organic sales growth of about 7%, led by higher selling prices
•Reported earnings per diluted share (EPS) of $0.08 and adjusted EPS of $1.37
•Reported results include charges related to operations in Russia of $290 million, primarily non-cash
•Raw material costs up 25% YOY; energy and transportation costs also elevated
•Certain supply disruptions moderated during the quarter
•Completed acquisition of the powder coatings business of Arsonsisi on April 1; balance sheet flexibility remains

PITTSBURGH, April 21, 2022 – PPG (NYSE:PPG) today reported financial results for the first quarter 2022.
First Quarter Consolidated Results

$ in millions, except EPS	1Q 2022	1Q 2021	Y-O-Y change
Net sales*	$4,308	$3,881	+11%
Net income	$18	$378	-95%
Adjusted net income**	$327	$450	-27%
EPS	$0.08	$1.58	-95%
Adjusted EPS**	$1.37	$1.88	-27%
*Components of year-over-year net sales change: higher selling prices (+10%), lower sales volumes (-3%), acquisition-related sales (+7%), unfavorable foreign currency translation (-3%)
**Detailed reconciliations of the reported to the adjusted figures are included below

Chairman and CEO Comments
Michael H. McGarry, PPG chairman and chief executive officer, commented on the quarter:

We delivered record sales during the quarter despite ongoing supply chain disruptions along with the initial impacts of geopolitical issues in Europe and increasing COVID-19 restrictions in China. Our organic sales growth of 7% was driven by continued selling price realization and above-market sales volume performance in several of our end-use markets, most notably in automotive refinish and PPG-Comex architectural coatings. On a two-year stacked basis, our selling prices are up about 12% over the first quarter 2020 as we continue to manage through persistent and broad inflation. Sales also benefited from our recent acquisitions as Tikkurila and traffic solutions both delivered strong performances.

In addition to further selling price capture, adjusted earnings exceeded our January guidance as we delivered excellent earnings leverage on higher-than-expected sales volumes. The leverage benefits were aided by sequential quarterly improvements in manufacturing performance, including the benefit of more consistent raw material availability. We once again finished the quarter with a much larger than normal order backlog, totaling about $180 million, primarily in automotive refinish and aerospace coatings, and we expect further volume growth in these businesses in the coming quarters.

Looking ahead, aggregate underlying demand for PPG products is expected to remain solid, including continued pandemic-related recovery in certain end-use markets. While supply disruptions are expected to persist, we anticipate further sequential raw material availability improvements driven by increased supplier manufacturing capabilities and labor availability in the U.S., along with lower European demand. Given higher global energy prices, we are implementing further selling price increases in all businesses, and our commercial processes are enabling closer to real-time pricing relative to inflation. We are also developing further cost mitigation actions in the event of broader economic slowdowns. The continuing crisis in Europe and pandemic-related restrictions in China have increased the level of near-term economic uncertainty, as a result our financial guidance for the second quarter considers a wider range of potential earnings outcomes.

I remain optimistic about the number of organic growth opportunities that we are pursuing, increased sales volumes associated with return to normal historical inventory levels in most of our end-use markets and the expected recovery in automotive original equipment manufacturer (OEM) and aerospace coatings, where we have leading global positions. Finally, I want to thank all our global employees who continue to “make it happen” by providing excellent service to our customers and supporting our communities in need during these challenging times.

First Quarter 2022 Reportable Segment Financial Results
•Performance Coatings segment

$ in millions	1Q 2022	1Q 2021	% change
Net sales	$2,570	$2,319	+11%
Segment income	$319	$386	-17%
Segment income %	12.4%	16.6%
Sales volumes			-2%
Selling prices			+8%
Acquisition-related sales			+7%
Foreign currency translation			-2%

Performance Coatings net sales increased primarily due to selling price increases across all businesses and acquisition-related sales. While demand remained strong in most end-use markets, raw material availability continued to constrain sales in many businesses, with the largest impacts in architectural coatings Americas and Asia Pacific, traffic solutions, and automotive refinish. As expected, demand for architectural coatings do-it-yourself products continued to moderate in all major regions compared to elevated first-quarter 2021 levels. Sales volumes in the U.S. architectural coatings business benefited modestly from the launch of our recently announced expanded relationship with The Home Depot® in the professional paint channel, but the inventory load-in was constrained due to raw material availability. Automotive refinish net sales grew by a high-single-digit percentage with higher selling prices and sales volumes that continued to outpace industry growth. Aerospace sales volumes were up by a mid-teen-percentage compared to first quarter 2021 levels as after-market demand continued to recover; however, volumes remain nearly 20% below first quarter 2019 pre-pandemic levels.

Traffic solutions delivered strong organic sales growth of about 25% compared to the prior year. The recently acquired Tikkurila business represented most of the acquisition-related sales.
Segment income was lower than the prior year, mainly due to raw material, logistics, and energy cost inflation, along with increased manufacturing costs and lower sales volumes, partially offset by higher selling prices coupled with restructuring cost savings. Segment margins improved on a sequential quarterly basis compared to the fourth quarter of 2021.

•Industrial Coatings segment

$ in millions	1Q 2022	1Q 2021	% change
Net sales	$1,738	$1,562	+11%
Segment income	$140	$245	-43%
Segment income %	8.1%	15.7%
Sales volumes			-5%
Selling prices			+12%
Acquisition-related sales			+7%
Foreign currency translation			-3%

Industrial Coatings net sales increased primarily due to selling price increases across all businesses and acquisition-related sales, partially offset by lower sales volumes in comparison to strong, pandemic-related volume recovery in the prior year. Most businesses were also impacted by lower economic activity in China due to the Winter Olympics and growing COVID-19 restrictions later in the quarter. Automotive OEM coatings organic sales were up due to higher selling prices partially offset by lower sales volumes, as industry demand was impacted by OEM customer component shortages, geopolitical issues in Europe and production curtailments in China. Industrial coatings organic sales were up a high-single-digit percentage driven by strong selling price realization and solid sales volumes growth in the Americas, partially offset by lower demand in China due to pandemic-related restrictions. Packaging coatings delivered strong organic sales growth led by higher selling prices and continued sales volume strength in the U.S. canned beverage segment. Wörwag, Tikkurila and Cetelon represented the acquisition-related sales.
Segment income was lower than the prior year mainly due to raw material cost inflation, elevated operating costs due to intermittent manufacturing outages early in the quarter and lower sales volumes. These were partially offset by higher selling prices, restructuring cost savings, and acquisition-related earnings. Segment margins improved on a sequential quarterly basis compared to the fourth quarter of 2021.

Additional Financial Information
•At quarter end, the company had cash and short-term investments totaling about $1 billion. Net debt was $6.1 billion, up by about $600 million from the end of the fourth quarter 2021. Working capital increased, reflecting seasonal trends and raw material inflation.
•Corporate expenses were $52 million in the first quarter, lower than expected due to lower stock-based incentive compensation expense.
•Business restructuring programs delivered about $12 million of cost savings.
•Reported earnings include a pretax charge related to the wind down of most of the company’s operations in Russia of $290 million, primarily non-cash. Net sales in Russia represented approximately 1% of total PPG net sales for both the year ended December 31, 2021, and the first quarter 2022.
•The company’s reported and adjusted effective tax rates for the first quarter were about 70% and 23%, respectively. The higher reported effective tax rate stems from charges related to the company’s Russian operations, which includes an estimated 9% tax effect.

Outlook
The company today reported the following projections for the second quarter 2022 based on current global economic activity and in consideration of the near-term economic uncertainty associated with the impact of geopolitical issues in Europe and the continuing pandemic:
•Aggregate sales volumes down a low-to-mid-single-digit percentage on a year-over-year basis
•Corporate expenses are expected to be $60 million to $70 million
•Net interest expense is expected to be $26 million to $30 million
•Effective tax rate of 23% to 24%
•Reported EPS of $1.44 to $1.74
•Adjusted EPS $1.60 to $1.90, excluding amortization expense of $0.14 and costs related to previously approved and communicated business restructuring of $0.02.

A detailed commentary and associated presentation slides related to the first quarter financial information is posted on the company’s investor relations website.
PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for nearly 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 75 countries and reported net sales of $16.8 billion in 2021. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, April 21. The company will hold a conference call to review its first quarter 2022 financial performance on April 22, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.incommglobalevents.com/registration/q4inc/10432/ppg-q1-2022-earnings/. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available, April 22, beginning at approximately 10:30 a.m. ET, through May 6 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK, (Local) 0204-525-0658; international, +44-204-525-0658; passcode 840553. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Friday, April 21, 2023.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of COVID-19, global economic conditions, geopolitical issues in Europe, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2021 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of April 21, 2022, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	First Quarter 2022		First Quarter 2021
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$18	$0.08	$378	$1.58
Impairment and other related charges(b)	263	1.10	—	—
Acquisition-related amortization expense	33	0.14	29	0.12
Business restructuring-related costs, net(c)	10	0.04	3	0.01
Acquisition-related costs(d)	3	0.01	19	0.08
Environmental remediation charges	—	—	12	0.05
Expenses incurred due to natural disasters(e)	—	—	9	0.04
Adjusted net income, excluding certain items	$327	$1.37	$450	$1.88

	First Quarter 2022			First Quarter 2021
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$78	$55	70.5%	$499	$114	22.8%
Impairment and other related charges(b)	290	27	9.3%	—	—	—%
Acquisition-related amortization expense	43	10	24.8%	39	10	25.2%
Business restructuring-related costs, net(c)	14	4	25.8%	4	1	25.0%
Acquisition-related costs(d)	4	1	24.0%	24	5	23.5%
Environmental remediation charges	—	—	—%	16	4	24.3%
Expenses incurred due to natural disasters(e)	—	—	—%	12	3	24.3%
Adjusted effective tax rate, excluding certain items	$429	$97	22.6%	$594	$137	23.1%

(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)In the first quarter 2022, the Company recorded impairment and other related charges associated with the wind down of the company’s operations in Russia.
(c)Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, partially offset by releases to previously approved programs.
(d)Acquisition-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Acquisition-related costs also include the impact for the step up to fair value of inventory acquired in certain acquisitions which are included in Cost of Sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
(e)In early 2021, a winter storm damaged a southern U.S. factory supporting the company's specialty coatings and materials business. Incremental expenses incurred due to these storms included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2022	2021
Net sales	$4,308	$3,881
Cost of sales, exclusive of depreciation and amortization	2,698	2,232
Selling, general and administrative	974	891
Depreciation	102	90
Amortization	43	39
Research and development, net	115	102
Interest expense	30	30
Interest income	(9)	(6)
Impairment and other related charges	290	—
Other (income)/charges, net	(13)	4
Income before income taxes	$78	$499
Income tax expense	55	114
Net income attributable to the controlling and noncontrolling interests	23	385
Net income attributable to noncontrolling interests	(5)	(7)
Net income (attributable to PPG)	$18	$378

Earnings per common share (attributable to PPG)	$0.08	$1.59

Earnings per common share (attributable to PPG) - assuming dilution	$0.08	$1.58

Average shares outstanding	236.6	237.4

Average shares outstanding - assuming dilution	238.2	239.0

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Three Months Ended March 31
	2022	2021
Cash used for operating activities - continuing operations	$304	$23
Cash used for investing activities:
Capital expenditures	$194	$80
Business acquisitions, net of cash balances acquired	$9	$356
Financing activities:
Dividends paid on PPG common stock	$139	$128

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2022	2021	2021
Current assets:
Cash and cash equivalents	$960	$1,005	$1,808
Short-term investments	73	67	120
Receivables, net	3,659	3,152	3,034
Inventories	2,439	2,171	1,914
Other current assets	496	379	463
Total current assets	$7,627	$6,774	$7,339

Current liabilities:
Short-term debt and current portion of long-term debt	$319	$9	$881
Accounts payable and accrued liabilities	4,492	4,392	3,815
Current portion of operating lease liabilities	190	192	180
Restructuring reserves	171	173	244
Total current liabilities	$5,172	$4,766	$5,120

Long-term debt	$6,834	$6,572	$5,336

PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2022	2021	2021
Operating Working Capital (a)	$2,757	$2,298	$2,294
As a percent of quarter sales, annualized	16.0%	13.7%	14.8%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended March 31
	2022	2021
Net sales
Performance Coatings	$2,570	$2,319
Industrial Coatings	1,738	1,562
Total	$4,308	$3,881

Segment income
Performance Coatings	$319	$386
Industrial Coatings	140	245
Total	$459	$631

Items not allocated to segments
Corporate	(52)	(52)
Interest expense, net of interest income	(21)	(24)
Impairment and other related charges (Note A)	(290)	—
Business restructuring-related costs, net (Note B)	(14)	(4)
Acquisition-related costs (Note C)	(4)	(24)
Environmental remediation charges	—	(16)
Expenses incurred due to natural disasters	—	(12)
Income before income taxes	$78	$499

Note A:
In the first quarter 2022, the Company recorded impairment and other related charges associated with the wind down of the company’s operations in Russia.
Note B:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, partially offset by releases related to previously approved programs.

Note C:
Acquisition-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Acquisition-related costs also include the impact for the step up to fair value of inventory acquired in certain acquisitions which are included in Cost of Sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
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